Exhibit 99.2

WAIVER

WHEREAS, on August 17, 2007, Expedition Leasing, Inc., a Florida corporation (the “Company”), and Total M.I.S. (“MIS”) entered into a Settlement Agreement (the “Agreement”) related to a loan from MIS to Expedition Holdings, Inc., the Company’s wholly owned subsidiary (“EHI”);

WHEREAS, pursuant to the Agreement, as partial consideration and release of the loan obligation of EHI, the Company transferred all of the common stock and assets of EHI to MIS, including an outstanding inter-company receivable due from the Company to EHI in the amount of $68,889 (the “Trade Debt”);

NOW, THEREFORE, for valuable consideration which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Waiver. MIS hereby agrees to waive any and all rights to the Trade Debt set forth in the Settlement Agreement. MIS further represents and warrants that, as of the date hereof, the Company does not have any further amounts or obligations due and outstanding.

Section 2. General Provisions.

(a) MIS represents and warrants to the Company that the individual(s) signing this Agreement has been duly authorized to sign the Agreement on behalf of MIS, and MIS further represents and warrants that, upon execution, this Agreement shall be valid, legally binding and enforceable against MIS in accordance with its terms.

(b) The Company represents and warrants to MIS that the individual(s) signing this Agreement have been duly authorized to sign the Agreement on behalf of the respective entities, and the Company further represents and warrants that, upon execution, this Agreement shall be valid, legally binding and enforceable against the Company in accordance with its terms.

(c) This Agreement shall be construed and interpreted as a whole and in accordance with its fair meaning, and without regard to, or taking into account, any presumption or other rule of law requiring construction or interpretation against the party preparing this Agreement or any part hereof.

(d) This Agreement contains the entire agreement and understanding of the parties concerning the subject matter hereof. All prior and contemporaneous agreements, representations, negotiations, and understandings of the parties, oral or written, are merged herein and/or expressly declared void and are superseded by this Agreement. The parties warrant that no representations have been made to or relied upon by any party to induce the execution of this Agreement except as set forth herein.

(e) This Agreement may not be altered, modified or amended, except in writing signed by the party to be bound.

(f) The parties shall make, execute and deliver all such documents and perform all such acts from time to time, prior to and following the consummation of this Agreement, to carry out the full intent and purpose of this Agreement.

(g) The parties hereto each represent and warrant that they have read this Agreement, understand its terms, have authority to enter into this Agreement, and intend to be legally bound thereby.

(h) The parties hereto each represent and warrant that they have been given an opportunity to consult with an attorney regarding this settlement and the terms of this Agreement.

(i) This Agreement may be executed in multiple counterparts, each of which shall be an original, and all of which shall constitute one and the same agreement.

(j) This Agreement shall be effective only when it has been fully executed and delivered by all of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on this 4th day of December, 2007.

EXPEDITION LEASING, INC. The “Company”

By: /s/ Jerry Keller
Jerry Keller President

TOTAL M.I.S. “MIS”

By: /s/ Edwin McGusty
Edwin McGusty President